Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-205476

PROSPECTUS

2,173,913 SHARES OF COMMON STOCK

This prospectus relates to the resale of an aggregate of 2,173,913 shares of our common stock that may be offered and sold from time to time by the selling stockholders named in this prospectus or their permitted transferees (which we refer to collectively as the “selling stockholders”). These shares were purchased by the selling stockholders in a private placement pursuant to investment agreements between the Company and each of the selling stockholders (each, an “Investment Agreement” and collectively the “Investment Agreements).

The selling stockholders and their permitted transferees may offer and sell the shares from time to time at market prices in negotiated transactions or otherwise. The timing and amount of any sale are within the sole discretion of the selling stockholders. The selling stockholders may sell the shares directly or through underwriters, brokers or dealers. The selling stockholders will pay commissions or discounts to underwriters, brokers or dealers in amounts to be negotiated prior to the sale. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. See “Plan of Distribution” on page 5 for more information on this topic.

The Company’s common stock is listed on the NASDAQ Capital Market under the symbol “HBMD.” On July 13, 2015, the closing sale price of the Company’s common stock on the NASDAQ Capital Market was $13.6494 per share. We urge you to obtain current market quotations of the Company’s common stock.

Investing in the securities offered by this prospectus involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 14, 2015.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to permit the selling stockholders to offer and sell, from time to time in one or more offerings, the shares of common stock as described in this prospectus. We have agreed to pay the expenses incurred in registering the offer and sale of the shares, including legal and accounting fees.

This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the time of any sale of the securities under this prospectus. The Company’s business, financial condition, results of operations and prospects may have changed since such date. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

You should carefully read this entire prospectus, especially the section entitled “Risk Factors” on page 4, before making a decision to invest in the shares of common stock. Before buying any of the shares, you should also carefully read the additional information contained under the heading “Where You Can Find More Information” on page 9 and “Documents Incorporated By Reference” on page 9.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to the “Company,” “we,” “us,” “our” or similar references mean Howard Bancorp, Inc., a Maryland corporation, and, as the context requires, its subsidiaries, including Howard Bank, and references to the “Bank” refer to Howard Bank.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our pending merger with Patapsco Bancorp, Inc. (“Patapsco”), the parent company of The Patapsco Bank, a Maryland-state chartered commercial bank and wholly-owned subsidiary of Patapsco (“Patapsco Bank”), and with respect to our business strategy and plans. You can identify forward-looking statements because they are not historical facts and often include the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates,” “plans” or similar terminology. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to:

•	we may not be able to obtain stockholder and regulatory approval of the pending merger or satisfy the other closing conditions required to complete the merger, and the merger may not be consummated even if all the closing conditions are satisfied;

•	the businesses of Patapsco may not be integrated into Howard successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized, or realized within the expected timeframe;

•	Howard may not have taken adequate discounts for Patapsco’s loans and other assets;

•	disruption in the parties’ businesses as a result of the announcement and pendency of the merger;

•	the possibility of merger arbitrage activity as a result of the stock price premium being paid;

•	revenues following the merger may be lower than expected;

•	customer and employee relationships and business operations may be disrupted by the merger;

•	the ability to obtain required regulatory and stockholder approvals;

•	the ability to complete the merger in the expected timeframe may be more difficult, time-consuming or costly than expected, or the merger may not be completed at all;

•	changes in loan default and charge-off rates;

•	changes in demand for loan products or other financial services;

•	reductions in deposit levels necessitating increased borrowings to fund loans and investments;

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	sustained elevated in the unemployment rate in Howard Bank’s and Patapsco Bank’s target markets;

•	inflation and changes in interest rates and monetary policy that could adversely affect Howard and/or Patapsco;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	the ability of Howard Bank and Patapsco Bank to retain key personnel;

•	the ability of Howard and Howard Bank to enter new markets successfully and capitalize on growth opportunities, and to otherwise implement its growth strategy;

•	the risk of loan losses and that the allowance for loan losses may be insufficient;

•	changes in competitive, governmental, regulatory, technological and other factors that may affect Howard or Patapsco specifically or the banking industry generally;

•	that the market value of investments could negatively impact stockholders’ equity;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board; and

•	the other risks discussed in this prospectus, in particular in the “Risk Factors” section of this prospectus, and in the documents incorporated by reference into this prospectus.

Some of these and other factors are discussed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus and in the incorporated documents. The development of any or all of these factors could have an adverse impact on our financial position and our results of operations.

Forward-looking statements speak only as of the date they are made. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update or clarify these forward-looking statements to reflect factual assumptions, circumstances or events that have changed after such a forward-looking statement was made.

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PROSPECTUS SUMMARY

The following summary highlights material information contained elsewhere in, or incorporated by reference into, this prospectus. It may not contain all the information that is important to you or that you should consider before investing in our securities. You should read this entire prospectus, including the “Risk Factors” section, and the documents incorporated by reference, which are described under “Where You Can Find More Information” and “Documents Incorporated By Reference” in this prospectus.

Howard Bancorp, Inc. and Our Business

Howard Bancorp, Inc. is the holding company for Howard Bank. Howard Bank is a trust company chartered under Subtitle 2 of Title 3 of the Financial Institutions Article of the Annotated Code of Maryland. The Bank was formed in March 2004 and commenced banking operations on August 9, 2004. Howard Bank does not exercise trust powers, and our regulatory structure is the same as a Maryland-chartered commercial bank. As such, our business has consisted primarily of originating both commercial and real estate loans secured by property in our market area. Typically, commercial real estate and business loans involve a higher degree of risk and carry a higher yield than one-to four-family residential loans. Although we plan to continue to focus on commercial customers, we intend to increase our originations of one- to four-family residential mortgage loans going forward, increasing our portfolio of mortgage lending and also selling select loans into the secondary markets.

We are headquartered in Ellicott City, Maryland and we consider our primary market area to be The Greater Baltimore Metropolitan Area. We engage in a general commercial banking business, making various types of loans and accepting deposits. We market our financial services to small to medium sized businesses and their owners, professionals and executives, and high-net-worth individuals. Our loans are primarily funded by core deposits of customers in our market.

Our core business strategy is to deliver superior customer service that is supported by an extremely high level of banking sophistication. Our specialized community banking focus on both local markets and small business related market segments is combined with a broad array of products, new technology and seasoned banking professionals which positions the Bank differently than most competitors. Our experienced executives establish a relationship with each client and bring value to all phases of a client’s business and personal banking needs.

As of March 31, 2015, we had consolidated assets, deposits and stockholders’ equity of approximately $710.5 million, $580.7 million and $60.4 million, respectively.

In August 2014 Howard Bank purchased from NBRS Financial Bank its branch located at 800 Revolution Street, Havre de Grace, Maryland. Pursuant to the branch purchase, Howard Bank acquired $16.1 million in loans and $18.7 million in deposits. In connection with its purchase of the branch, Howard Bank made a net cash payment of $2.4 million, including a premium of approximately $384,000. This transaction was recorded as an asset acquisition rather than as a business combination.

In October 2014 Howard Bank acquired the assets and deposits of a failed institution (NBRS Financial Bank ) with branch locations in Harford and Cecil Counties in Maryland and Lancaster County in Pennsylvania from the Federal Deposit Insurance Corporation (“FDIC”). This added $135.6 million in assets and generated a bargain purchase gain of $16.1 million before tax and expanded our geographic reach.

On March 2, 2015, we entered into an Agreement and Plan of Merger with Patapsco. The merger agreement provides that, upon the terms and subject to the conditions set forth therein, Patapsco will merge with and into the Company, with the Company continuing as the surviving entity. Immediately following the consummation of the merger, Patapsco Bank will merge with and into Howard Bank, with Howard Bank continuing as the surviving entity, which we refer to as the “bank merger.” Consummation of the merger is subject to stockholder and regulatory approval and other customary closing conditions.

Also on March 2, 2015, pursuant to a private offering of its common stock, we entered into investment agreements with the selling stockholders, who are institutional investors, for the purchase and sale of an aggregate of 2,173,913 shares (the “Shares”) of our common stock, for an aggregate purchase price of $24,999,999.50. The Shares are being offered for resale pursuant to this prospectus. The purchase price per share was $11.50. The purchase and sale of the Shares was completed on June 2, 2015. No board seats or board observation rights were provided to any selling stockholder. For more details regarding the private offering, including a form of the Investment Agreement between us and each selling stockholder, please refer to the documents incorporated by reference into this prospectus, found the section of this prospectus entitled “Documents Incorporated by Reference” below. Once the registration statement of which this prospectus is a part becomes effective, certain restrictions on the selling stockholders’ ability to sell the Shares to the public will be lifted. See the section of this prospectus entitled “Plan of Distribution.”

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The Company is a bank holding company under the Bank Holding Company Act of 1956, as amended. We are subject to regulation and examination by the Board of Governors of the Federal Reserve System (the “FRB”)and the Maryland Office of the Commissioner of Financial Regulation (the “Maryland Commissioner”), and are required to file periodic reports and any additional information that the FRB and the Maryland Commissioner may require. In addition, the FRB and the Maryland Commissioner have enforcement authority over Howard, which includes the power to remove officers and directors and the authority to issue cease and desist orders to prevent Howard from engaging in unsafe or unsound practices or violating laws or regulations governing its business. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

Howard Bank is a Maryland chartered trust company (with all powers of a commercial bank), and its deposit accounts are insured by the Deposit Insurance Fund (“DIF”) of the FDIC up to the maximum legal limits. It is subject to regulation, supervision and regular examination by the Maryland Commissioner and the FDIC. The regulations of these various agencies govern most aspects of Howard Bank’s business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowing, dividends and location and number of branch offices. The laws and regulations governing the Bank generally have been promulgated to protect depositors and the DIF, and not for the purpose of protecting stockholders.

Our principal executive offices are located at 6011 University Boulevard, Suite 370, Ellicott City, Maryland 21043. Our telephone number is (410) 750-0020. Our website is www.howardbank.com. Information on our website is not incorporated by reference into this prospectus and is not a part of this prospectus.

The Offering

Background	The Company agreed to file a registration statement, of which this prospectus forms a part, with the Commission to register the offer and resale of the Shares. See “Selling Stockholders” on page 5.

Securities Offered Hereby	2,173,913 shares of the Company’s common stock, par value $0.01 per share.

Use of Proceeds	We will not receive any proceeds from the sale of the Shares by the selling stockholders.

Market for the Common Stock	The Company’s common stock is listed on The NASDAQ Capital Market under the symbol “HBMD.”

Risk Factors	The common stock offered hereby involves risk and should not be purchased by investors who cannot afford the risk of their entire investment. You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section and incorporated herein by reference. See “Risk Factors” below.

RISK FACTORS

Investing in our securities involves substantial risks. Please see the risks discussed under the heading “Risk Factors” beginning on page 15 of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 27, 2015, which are incorporated by reference herein. Before investing in our common stock, you should carefully consider these risks, the risk factors set forth below, as well the risks, uncertainties and additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus. The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects.

Additional Risk Factors Associated with Patapsco Related to the Merger

Patapsco and Patapsco Bank have entered into a written agreement with their regulators that may result in adverse results to Patapsco’s operations. On October 18, 2012, Patapsco and Patapsco Bank entered into a written agreement with the Federal Reserve Bank of Richmond and the Maryland Commissioner. The written agreement, which is a formal enforcement action initiated by the regulators, requires Patapsco and Patapsco Bank to take certain measures to improve their safety and soundness and maintain ongoing compliance with applicable laws. The written agreement sets forth the actions that Patapsco, Patapsco Bank and their boards of directors must undertake to address the issues outlined in the written agreement. The written agreement includes timeframes to implement the compliance provisions contained therein and a requirement to regularly report to the regulators. The written agreement will remain in effect until terminated, modified or suspended by the Federal Reserve Bank of Richmond and the Maryland Commissioner.

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The impact of the written agreement on Patapsco’s operations may have an adverse impact on the financial condition and operations, including maintaining acceptable liquidity levels, and may negatively impact the financial condition, results of operations, and business operations of the combined company after the merger. While we do not believe we will be subject to these agreements after the merger is completed, we cannot assure you that the written agreement will be terminated after the merger and the bank merger.

Patapsco’s asset quality may deteriorate prior to completion of the merger. Patapsco’s non-performing assets, including other real estate owned (“OREO”), were $3.1 million at March 31, 2015, compared to $5.7 million at March 31, 2014. Non-performing assets, including OREO, as a percentage of total assets were 1.39% at March 31, 2015, compared to 2.44% at March 31, 2014. Net charge-offs for the nine months ended March 31, 2015 were $371,000, compared to $132,000 for the nine months ended March 31, 2014. This improvement in asset quality may not continue, however, and should Patapsco’s asset quality deteriorate, this may have an adverse effect on Patapsco’s financial and capital positions and, upon consummation of the merger, our financial and capital positions.

USE OF PROCEEDS

Any of the Shares sold pursuant to this prospectus will be sold by the selling stockholders and we will not receive the proceeds from any such sales.

SELLING STOCKHOLDERS

The selling stockholders named in the table below may from time to time offer and sell pursuant to this prospectus and any applicable prospectus supplement the Shares to which this prospectus relates. The selling stockholders may sell all, a portion or none of their Shares at any time. The information regarding shares of our common stock beneficially owned after the offering assumes the sale of all Shares offered by the applicable selling stockholder.

The selling stockholders acquired the Shares offered hereby in a private offering of our common stock and pursuant to investment agreements entered into with us, as discussed above. The Shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. To our knowledge, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. Beneficial ownership is determined in accordance with the rules of the SEC.

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Name of Selling Stockholder (1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered Hereby	Shares of Common Stock Beneficially Owned After this Offering
			Shares	Percent (2)
AllianceBernstein Financial Services Opportunities Master Fund, L.P. (3)	238,444	217,391	21,053	*
EJF Financial Services Fund, LP (4)	434,782	434,782	0	0
Endeavour Regional Bank Opportunities Fund II, LP (5)	260,873	260,873	0	0
JH Regional Bank Fund (6)	130,284	130,284	0	0
JH Financial Opportunities Fund (6)	104,350	104,350	0	0
Manulife U.S. Regional Bank Trust (6)	26,235	26,235	0	0
Siena Capital Partners I, L.P. (7)	127,825	127,825	0	0
Siena Capital Partners Accredited, L.P. (7)	2,609	2,609	0	0
Stieven Financial Investors, L.P. (8)	320,550	320,550	0	0
Stieven Financial Offshore Investors, Ltd. (8)	70,754	70,754	0	0
T. Rowe Price Small-Cap Value Fund, Inc. (9)	527,061	434,781	92,280	1.5
T. Rowe Price U.S. Equities Trust (9)	1,827	1,507	320	*
T. Rowe Price U.S. Small-Cap Value Equity Trust (9)	51,372	41,972	9,400	*

* Represents less than 1.0%.

(1)	Throughout this prospectus, when we refer to the “selling stockholders,” we mean the entities listed in the table above, as well as the pledges, donees, assignees, transferees, successors and others who later hold any of the selling stockholders’ interests.

(2)	Calculated using 6,358,788 shares of our common stock outstanding as of July 14, 2015.

(3)	The natural persons with voting and dispositive power for the shares held by AllianceBernstein Financial Services Opportunities Master Fund, L.P. is Michael Howard.

(4)	EJF Financial Services GP, LLC is the general partner of EJF Financial Services Fund, LP. EJF Capital LLC is the sole member of EJF Financial Services GP, LLC. Emanuel J. Friedman, the Chief Executive Officer of EJF Capital LLC, is deemed to have voting power over the securities beneficially owned by EJF Financial Services Fund, LP.

(5)	Endeavour Capital Management, L.L.C. and Endeavour Capital Advisors Inc., which are controlled by Laurence Austin and Mitchell Katz, act as general partner and investment adviser of Endeavour Regional Bank Opportunities Fund II L.P., and accordingly exercise voting and investment power over the shares held by Endeavour Regional Bank Opportunities Fund II L.P.

(6)	The natural persons with voting and dispositive power for the shares held by JH Regional Bank Fund, JH Financial Opportunities Fund and Manulife U.S. Regional Bank Trust are Lisa Welch and Susan Curry.

(7)	The natural persons with voting and dispositive power for Siena Capital Partners I, L.P. and Siena Capital Partners Accredited, L.P. are David Abraham, Daniel Kanter, and Gregory Dingens. Siena Capital Partners I, L.P. and Siena Capital Partners Accredited, L.P. are affiliated with a broker-dealer. Siena Capital Partners I, L.P. and Siena Capital Partners Accredited, L.P. purchased the shares being registered in the ordinary course of business and did not have any agreement or understanding, at the time of purchase, directly or indirectly, with any person to distribute the shares.

(8)	Stieven Capital GP, LLC is the general partner of Stieven Financial Investors, L.P., and in such capacity has voting and investment control over the shares held by this selling stockholder. Stieven Capital Advisors, L.P. is the investment manager of Stieven Financial Investors, L.P and Stieven Financial Offshore Investors, Ltd., and in such capacity has voting and investment control over the shares held by both of these selling stockholders. Joseph A. Stieven, Stephen L. Covington, Daniel M. Ellefson and Mark J. Ross are members of the general partner and managing directors of the investment manager, and as a result, they may each be deemed to have voting and investment control over shares held by both of these selling stockholders.

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(9)	T. Rowe Price Associates, Inc. (“TRPA”) serves as an investment advisor with the power to direct investments and/or sole power to vote the shares owned by the TRPA managed entity listed in the above table. For purposes of reporting requirements of the Exchange Act, TRPA may be deemed to be the beneficial owner of all of the shares being registered for resale pursuant to the registration statement of which this prospectus forms a part; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such shares.

TRPA is a wholly-owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. T. Rowe Price Investment Services, Inc. (“TRPIS”), a registered broker-dealer, is a subsidiary of T. Rowe Price Associates, Inc., the investment adviser to the T. Rowe Price managed entity listed in the table above. TRPIS was formed primarily for the limited purpose of acting as the principal underwriter of shares of the funds in the T. Rowe Price fund family. TRPIS does not engage in underwriting or market-making activities involving individual securities. T. Rowe Price provides brokerage services through this subsidiary primarily to complement the other services provided to shareholders of the T. Rowe Price funds.

The T. Rowe Price Proxy Committee, composed of portfolio managers, investment operations managers, and internal legal counsel, analyzes proxy policies based on whether they would adversely affect the stockholders' interests and make a company less attractive to own. Once the Proxy Committee establishes its recommendations, they are distributed to the firm’s portfolio managers as voting guidelines. Ultimately, the portfolio managers (or their designees) decide how to vote on the proxy proposals of companies in their portfolios. John David Wagner is the portfolio manager for all three funds and therefore is deemed to have voting and investment control over each listed fund. See the firm’s website for additional information about proxy voting policies (troweprice.com).

Other than as set forth herein none of the other selling stockholders currently have or in the past three years have had a material relationship with the Company.

PLAN OF DISTRIBUTION

The selling stockholders may sell all or a portion of the Shares beneficially owned by them and offered by this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at prices related to the prevailing market price at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions that may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling the Shares offered hereby:

•	on any national securities exchange or quotation service on which the our common stock may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing or settlement of options, swaps or other hedging transactions, whether through an exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such Shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell the Shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal.  These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent will be in amounts to be negotiated, which are not expected to be in excess of those customary in the types of transactions involved.

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In connection with sales of the Shares, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling stockholders may also sell Shares short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the selling stockholders may deliver Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge securities to broker-dealers that in turn may sell such Shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the identification of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

The aggregate proceeds to the selling stockholders from the sale of the Shares will be the purchase price of the securities less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

Under the securities laws of some states, the Shares covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the Shares registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the Shares by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the Shares covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to our common stock.

We have agreed to keep the registration statement of which this prospectus forms a part effective until the earliest of (i) the one-year anniversary of the closing of the sale of the Shares to the selling stockholders pursuant to the Investment Agreements, the date when all of the selling stockholders may sell all of the Shares covered by this prospectus under Rule 144 under the Securities Act without volume limitations and/or without the requirement for current public information, and (ii) the date on which the selling stockholders no longer own any of the Shares.

To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of Shares to be sold, the purchase price and public offering price, any new selling stockholder, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

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Pursuant to the Investment Agreements, we will pay all expenses of the registration of the offer and sale of the Shares covered by this prospectus, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the terms of the Investment Agreements.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2014 and 2013, and for the three years ended December 31, 2014, incorporated by reference into this prospectus, have been included herein and in reliance upon the report of Stegman & Company, independent registered public accounting firm, upon authority of Stegman & Company as experts in accounting and auditing.

LEGAL MATTERS

The validity of Shares offered by this prospectus has been passed upon for the Company by the law firm of Ober, Kaler, Grimes & Shriver, a Professional Corporation, Baltimore, Maryland.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC relating to the Shares offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information presented or incorporated by reference in the registration statement and its exhibits. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC as described above. The registration statement may contain additional information that may be important to you.

We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K. You may read and copy all or any portion of the registration statement or any other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Also, the SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC, including the registration statement. The website address is www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

The documents below are incorporated by reference into this prospectus (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with SEC on March 27, 2015.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the SEC on May 14, 2015.

•	Our Current Reports on Form 8-K or 8-K/A, as applicable, as filed with the SEC on January 6, 2015, January 7, 2015, March 3, 2015, March 4, 2015, March 11, 2015, March 30, 2015, May 28, 2015, June 2, 2015 and June 9, 2015.

•	The description of the Company’s common stock contained in the Registration Statement on Form 8-A, declared effective on May 14, 2012 (including any amendment or report filed with the SEC for the purpose of updating such description); the description of the Company’s common stock contained in the Prospectus under the heading “Description of Capital Stock – Common Stock,” filed on November 28, 2011, as part of the Company’s Registration Statement on Form S-1, File No. 333-178204, as amended; and the description of the Company’s common stock contained in the Prospectus under the heading: “Description of Howard Bancorp Capital Stock – Common Stock,” filed on May 6, 2015, as part of the Company’s Registration Statement on Form S-4, File No. 333-203884, as amended.

•	The information set forth under the headings “Unaudited Combined Pro Forma Consolidated Financial Information” set forth on pages F-1 through F-7 and the financial statements of Patapsco set forth on pages F-75 through F-188 of the Company’s final joint proxy statement/prospectus filed under Rule 424(b)(3) under the Securities Act with the SEC on June 15, 2015, File No. 333-203885.

•	All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering described in this prospectus.

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The information that we incorporate by reference is considered to be a part of this prospectus, and the information we later file with the SEC that is incorporated by reference in this prospectus will automatically update information previously contained in this prospectus and any incorporated document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

 Upon oral or written request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, at no charge, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may request such information by writing to Howard Bancorp, Inc., 6011 University Blvd., Suite 370, Ellicott City, MD 21043, Attention: Mr. George C. Coffman, or by contacting us at (410) 750-0020. These documents can also be found on our website at www.howardbank.com.

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2,173,913 Shares of Common Stock

Prospectus

July 14, 2015

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with any offering to be made by the prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.